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                                                                   EXHIBIT 10.15

August 17, 1998


Rusty Cumpston
3732 Woodshadow Lane
Addison, TX  75244


Dear Rusty:

On behalf of Optical Networks Incorporated, I am pleased to offer you a position of Vice President of Engineering. You will be reporting directly to Hugh Martin.

You will receive a salary of $175,000 annually, paid in equal increments on a bi-weekly basis. This offer includes a one-time hire on bonus of $45,000 which will be paid to you within your first 30 days of employment with ONI. We will also be offering you an annual bonus of $40,000 (guaranteed for the first year only) which will be scheduled for payment on your first anniversary with ONI. We are willing to let you take a loan against this bonus if you purchase a home in the area and need to use this bonus for part of the down payment. Please note, however, that this loan will be fully recoverable by ONI if you are to leave our employment for any reason within the first 12 months.

We will also be granting you a stock option of 125,000 shares of common stock with an option price of $0.36 per share. This stock option must be approved by our Board of Directors, which will vote on this in the next board meeting after your start date. The option will vest over a four-year period with the first 25% vesting upon the first anniversary of your start date and the remainder vesting at 1/48th of the shares for each month thereafter.

We will be offering you our standard relocation package and temporary housing for the first 60 days of employment at Oakwood Corporate Housing. Please contact me for further explanation of these two benefits.

We have also agreed to 2 round trip tickets between San Jose, CA and Addison, TX to help in aiding the sale of your home there.

We will be offering you our standard benefits package that includes health, dental, vision, term life insurance, long term disability, Section 125 and 401K plans.

We will also be offering you 15 days of vacation per year, 10 company holidays and up to a maximum of 10 sick days per year. Please read through your employee handbook closely for clarification on each of these important policies.

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Rusty Cumpston
August 17, 1998
Page 2

Your employment with ONI is for an indefinite term. In other words, the employment relationship is "at will," and you have the right to terminate that employment relationship at any time for any reason. Also, although I hope that you will remain with us and be successful here, ONI must, and does, retain the right to terminate the employment relationship at any time for any reason. This "at will" employment relationship can only be modified in writing by an authorized officer of ONI. This paragraph contains the entire agreement between you and ONI regarding the right and ability of either you or ONI to terminate your employment with ONI.

Your employment is also conditioned upon your agreement and execution of ONI's attached Invention, Assignment and Confidentiality Agreement. You must also provide proof of your ability to legally work within the United States on your first day of employment with ONI.

Please sign the bottom of this letter to accept this offer and return the original to me. If we do not receive back confirmation of your acceptance by August 27, 1998 this offer will terminate.

ONI is committed to hiring employees like you that have the courage, creativity, and experience to develop new ideas for new markets. We look forward to your joining us!

Sincerely,

/s/ Lisa Blos-Johnson
Lisa Blos-Johnson
Vice President of Human Resources
Optical Networks Incorporated


/s/ Rusty Cumpston 9/28/98
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Employee Acceptance/Start Date